Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 9, 2009, relating to the financial statements and financial statement schedule of True Religion Apparel, Inc., and the effectiveness of True Religion Apparel, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of True Religion Apparel, Inc. for the year ended December 31, 2008, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Los Angeles, California

July 24, 2009